SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 16, 2004

BOSTON LIFE SCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-6533	87-0277826
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20 Newbury Street, 5th Floor Boston, Massachusetts	02116
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number: (617) 425-0200

Item 5. Other Events

As discussed in detail in our Current Report on Form 8-K filed on December 16, 2003, in December 2003 we completed a private placement of preferred stock and warrants with institutional and private investors raising gross proceeds of $8 million. As a condition of the private placement, we agreed to exercise our right to obtain a release of the security interest and continuing lien on our assets that currently secure our outstanding 10% convertible senior secured promissory notes held by Ingalls & Snyder Value Partners, L.P. by providing alternative collateral in the form of cash or a standby letter-of-credit in the amount of all remaining principal and interest payments on the notes through maturity. We further agreed that if we were unable to obtain a release of the security interest and continuing lien prior to January 16, 2004, we would deposit sufficient funds in a segregated account to make all remaining principal and interest payments on the notes through maturity. The remaining principal and interest payments on the notes through maturity total approximately $5 million.

In order to satisfy this covenant we communicated to Ingalls & Snyder Value Partners, L.P. our intention to obtain a release of the lien on our assets by providing alternative collateral in the form of an irrevocable standby letter of credit in the amount of our remaining obligations. The letter of credit was to be issued on January 16, 2004 by our bank, Boston Private Bank & Trust Company, along with a confirmatory letter of credit issued that day by Mercantile Safe Deposit & Trust Company, a bank with a long term rating of AA minus from Standard & Poor’s. On January 15, 2004, Ingalls & Snyder Value Partners, L.P. communicated to us that the letter of credit as presented was unacceptable because it was not from a AAA rated commercial bank. We believe that there are no commercial banks in the United States rated AAA by Standard & Poor’s, and the AA minus rating of Mercantile Safe Deposit & Trust Company is the same as that of the leading commercial banks in the United States, including for example JPMorganChase and Bank of America. We are currently reviewing our options regarding the release of liens in light of Ingalls & Snyder’s refusal of the irrevocable letter of credit. In the interim, we have set aside sufficient funds in a segregated account to satisfy our remaining obligations under the notes in order to comply with our covenant to the December 2003 private placement investors.

As we discussed in our Quarterly Report filed on November 14, 2003, in mid November 2003, Ingalls & Snyder, LLC, Ingalls & Snyder Value Partners, L.P., Thomas O. Boucher, Jr., and Robert L. Gipson filed a complaint in the Delaware Chancery Court against us and the members of our Board of Directors regarding our Rights Agreement and seeking injunctive relief to compel our Board to call and hold a special meeting of stockholders in order to elect new directors. The plaintiffs requested expedited relief in the form of a preliminary injunction regarding the Rights Agreement. We subsequently amended our Rights Agreement in order to make the requested clarification and the plaintiffs withdrew their request for expedited relief. The plaintiffs have subsequently stated in their amended Schedule 13D filing with the Securities and Exchange Commission that they do not currently intend to seek a special meeting of the stockholders of the Company but instead seek to nominate an alternative slate of directors at our next annual meeting.

In late December 2003, Ingalls & Snyder, LLC, Ingalls & Snyder Value Partners, L.P., Thomas O. Boucher, Jr., and Robert L. Gipson filed another complaint in the Delaware Chancery Court against us and the members of our Board of Directors. The new complaint relates to our December 2003 private placement and seeks unspecified equitable and monetary relief. The new complaint is filed as an exhibit to the Schedule 13D filed by the plaintiffs on January 6, 2004. We intend to vigorously defend against this new suit.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOSTON LIFE SCIENCES INC.

Date: January 21, 2004	By:	/s/ Joseph Hernon
	Name:	Joseph Hernon
	Title:	Chief Financial Officer and Secretary